EXHIBIT 5.1

                    OPINION OF DAVID K. GINN
          REGARDING LEGALITY OF SHARES BEING REGISTERED

                          July 17, 1998



Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia  30368

Ladies and Gentlemen:

      I  have  acted  as counsel for Oxford Industries,  Inc.,  a
Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to 500,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), to be issued upon the exercise of options granted pursuant to the Oxford Industries, Inc. 1997 Stock Option Plan (the "Stock Option Plan") (all such shares and options are referred to herein as "Shares" and "Options," respectively).

      As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

      For purposes of this opinion, I have assumed the following:
(i) the Shares that may be issued upon exercise of the Options granted pursuant to the Stock Option Plan will continue to be duly authorized on the dates of such issuance, and (ii) on the date on which any Option is exercised, such Option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws
may        have       on       the       opinions       expressed
herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

      Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

          (a)  The Shares are duly authorized; and

          (b) When the Shares are issued upon exercise of the Options against payment therefor, as provided in the Stock Option Plan, such Shares will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Oxford Industries, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                   Very truly yours,




                                   /S/DAVID K. GINN
                                   David K. Ginn
                                   General Counsel and Secretary